Exhibit 99.1

NYMEX and General Atlantic Sign Letter of Intent for a $135 Million Equity Investment

NEW YORK, September 20, 2005 -- NYMEX Holdings, Inc. today announced that it has signed a non-binding letter of intent with General Atlantic LLC, a leading global private equity firm, by which General Atlantic would invest $135 million for a 10% equity stake in NYMEX.

This proposed transaction values NYMEX at $1.35 billion post-investment. The investment, if completed, would serve as the next step in NYMEX's continuing transformation, which began with its demutualization in 2000, to allow its members the opportunity to realize the equity value of their holdings. It is expected that the net proceeds from the investment would be distributed to NYMEX shareholders. General Atlantic would not participate in that distribution.

NYMEX Chairman Mitchell Steinhause said, "Today's announcement follows a thorough review by our board of directors to determine the best long--term strategic direction for the Exchange in a competitive and dynamic industry. Over the course of several months, we evaluated a number of bona fide investors, as well as other alternatives. We believe this transaction provides NYMEX with the right balance of continued autonomy, open outcry trading protection, and an attractive valuation."

"Since its founding more than 130 years ago, NYMEX has built a valuable franchise with a number of very attractive growth opportunities," said Bill Ford, President of General Atlantic. "Led by its open outcry trading platform, NYMEX is the dominant liquidity center for the global commodity energy futures trading marketplace. We look forward to working closely with the NYMEX board and management team to capitalize on NYMEX's many strengths and extend its leadership position." Mr. Ford will be joining the board of directors upon consummation of the transaction.

"General Atlantic has a proven record of building value in the exchange sector," Mr. Steinhause said. "It is a world--class investment firm with valuable capital markets expertise, and we are pleased that they have recognized the unique value of our model and our potential for continued strong performance. With General Atlantic's help, we will be able to preserve our rich heritage while growing and enhancing our business for the benefit of our shareholders, members, traders, customers and employees."

As previously announced, NYMEX's board of directors began a review of its strategic direction in early 2005. The board formed a special committee to lead the process and engaged J.P. Morgan Securities Inc. as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP as legal counsel to provide guidance.

NYMEX plans to hold an informational presentation for shareholders and members in New York City on Thursday, September 29, to introduce General Atlantic and to discuss the proposed investment and other recent NYMEX developments.

Consummation of the transaction with General Atlantic will require successful negotiation and execution of definitive documentation as well as the approval of Exchange shareholders and Commodity Futures Trading Commission (CFTC) approval. Therefore, there can be no assurance that the proposed investment by General Atlantic in NYMEX will be completed on the currently proposed terms or will ever be completed, or that the required corporate and CFTC approvals will be obtained.

About NYMEX Holdings, Inc.
The New York Mercantile Exchange is the largest physical commodity exchange in the world, offering futures and options trading in energy and metals contracts and clearing services for off--exchange energy transactions. Through a combination of open outcry floor trading and the NYMEX ACCESS® and NYMEX ClearPort® electronic trading platforms, a wide range of crude oil, petroleum product, natural gas, coal, electricity, gold, silver, copper, aluminum, and platinum group metals markets are available virtually 24 hours each day.

About General Atlantic LLC
General Atlantic LLC is a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth. The firm was founded in 1980 and has over $8 billion in capital under management. General Atlantic has invested in about 150 companies, with current holdings in approximately 50 companies of which nearly one-half are based outside the United States. The firm is distinguished within the investment community by its global strategy and worldwide presence, its commitment to provide sustained value--added assistance for its portfolio companies and its long--term approach. General Atlantic has nearly 70 global investment professionals among its 135 employees worldwide with offices in Greenwich, New York, Palo Alto, Washington, D.C., London, Dusseldorf, Singapore, Tokyo, Mumbai, Hong Kong, and São Paulo. For further information and a listing of GA's public and private portfolio companies see www.generalatlantic.com.

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Forward Looking and Cautionary Statements
This press release may contain forward--looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward--looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward--looking statements. In particular, the forward--looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward--looking statements.

Statement Regarding Information That May Become Available
Please note this is not intended to be a solicitation for proxy. If a transaction is to be proposed to NYMEX's shareholders, NYMEX would file with the Securities and Exchange Commission and distribute to its shareholders a proxy statement in connection with any transaction that may result from the non-binding letter of intent. NYMEX's shareholders would be urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. If and when these documents are filed, they can be obtained for free at the SEC's website (www.sec.gov). Additional information on how to obtain these documents from NYMEX would be made available to shareholders if and when a transaction is to occur.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX's shareholders in connection with any transaction that might be proposed to such shareholders. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX's 2005 annual meeting. Information regarding the interests of NYMEX's directors and executive officers in any transaction proposed to NYMEX's shareholders will be included in the proxy statement if and when it becomes available.